Exhibit 21.1
Subsidiaries of C3.ai, Inc.

Name of Subsidiary	Jurisdiction of Organization
C3, Inc.	United States of America
C3.ai Gov, Inc.	United States of America
C3.ai International, Inc.	United States of America
AI Press, Inc.	United States of America
C3.ai France, S.A.S.	France
C3.ai UK Ltd.	United Kingdom
C3.ai Italy S.r.l.	Italy
C3.ai Belgium SRL	Belgium
C3.ai Japan K.K.	Japan
C3.ai Netherlands B.V.	The Netherlands
C3.ai Australia Pty Ltd.	Australia
C3.ai Hong Kong Limited	Hong Kong
C3.ai Singapore Pte Ltd.	Singapore